Exhibit 4.5

To: THE ROYAL BANK OF SCOTLAND PLC as Agent

From: VODAFONE GROUP PLC as Borrower

Date: 27 March 2014

Vodafone Group Plc - € 4,230,000,000

Revolving Credit Agreement dated 1 July 2010 (the “Facility Agreement”)

Irrevocable notice of cancellation

1.	We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this cancellation notice.

2.	Vodafone is currently in the process of replacing the Facility Agreement with a new €3,860,000,000 revolving credit agreement (the “New Facility Agreement”), which is due to be entered into on or about 27 March 2014.

3.	At the date hereof, we confirm that there are no Revolving Credit Advances and/or Swingline Advances outstanding under the Facility Agreement.

4.	Subject to the New Facility Agreement being entered into and having full force and effect, we hereby, pursuant to paragraph (a) of Clause 7.2 (Voluntary cancellation), give you irrevocable notice of the cancellation of the Total Commitments in full.

5.	Please acknowledge receipt of this notice as soon as possible by returning a countersigned copy to us.

Vodafone Group Plc

/s/Andy Halford

By:	Andy Halford

Its:	Chief Financial Officer

FOR ACKNOWLEDGEMENT AND RECEIPT

The Royal Bank of Scotland Plc

/s/Bob Ottewill

By:	Bob Ottewill

Its:	authorised representative

Date:	27/3/ 2014

Vodafone Group Plc

Registered Office: Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England. Registered in England No. 3802001